Exhibit 4.48

FIRST SUPPLEMENTAL INDENTURE

Dated as of May 15, 2012

THIS FIRST SUPPLEMENTAL INDENTURE to the Indenture referred to below is dated as of May 15, 2012 (this “First Supplemental Indenture”) between UNION ELECTRIC COMPANY, a Missouri corporation (the “Company”), and THE BANK OF NEW YORK MELLON (formerly The Bank of New York) (the “Trustee”).

The Company and the Trustee executed an Indenture, dated as of August 15, 2002 (the “Indenture”), providing, among other things, for the issuance from time to time of the Company’s Notes.

$173,000,000 aggregate principal amount of the Company’s 5.25% Senior Secured Notes due 2012 were authenticated and delivered pursuant to the Company Order dated August 22, 2002 and remain outstanding as of the date hereof.

$184,000,000 aggregate principal amount of the Company’s 5.50% Senior Secured Notes due 2034 were authenticated and delivered pursuant to the Company Order dated March 10, 2003 and remain outstanding as of the date hereof.

$114,000,000 aggregate principal amount of the Company’s 4.75% Senior Secured Notes due 2015 were authenticated and delivered pursuant to the Company Order dated April 9, 2003 and remain outstanding as of the date hereof.

$200,000,000 aggregate principal amount of the Company’s 5.10% Senior Secured Notes due 2018 were authenticated and delivered pursuant to the Company Order dated July 28, 2003 and remain outstanding as of the date hereof.

$200,000,000 aggregate principal amount of the Company’s 4.65% Senior Secured Notes due 2013 were authenticated and delivered pursuant to the Company Order dated October 7, 2003 and remain outstanding as of the date hereof.

$104,000,000 aggregate principal amount of the Company’s 5.50% Senior Secured Notes due 2014 were authenticated and delivered pursuant to the Company Order dated May 18, 2004 and remain outstanding as of the date hereof.

$300,000,000 aggregate principal amount of the Company’s 5.10% Senior Secured Notes due 2019 were authenticated and delivered pursuant to the Company Order dated September 23, 2004 and remain outstanding as of the date hereof.

$85,000,000 aggregate principal amount of the Company’s 5.00% Senior Secured Notes due 2020 were authenticated and delivered pursuant to the Company Order dated January 27, 2005 and remain outstanding as of the date hereof.

$300,000,000 aggregate principal amount of the Company’s 5.30% Senior Secured Notes due 2037 were authenticated and delivered pursuant to the Company Order dated July 21, 2005 and remain outstanding as of the date hereof.

$260,000,000 aggregate principal amount of the Company’s 5.40% Senior Secured Notes due 2016 were authenticated and delivered pursuant to the Company Order dated December 8, 2005 and remain outstanding as of the date hereof.

$425,000,000 aggregate principal amount of the Company’s 6.40% Senior Secured Notes due 2017 were authenticated and delivered pursuant to the Company Order dated June 15, 2007 and remain outstanding as of the date hereof.

$250,000,000 aggregate principal amount of the Company’s 6.00% Senior Secured Notes due 2018 were authenticated and delivered pursuant to the Company Order dated April 8, 2008 and remain outstanding as of the date hereof.

$450,000,000 aggregate principal amount of the Company’s 6.70% Senior Secured Notes due 2019 were authenticated and delivered pursuant to the Company Order dated June 19, 2008 and remain outstanding as of the date hereof.

$350,000,000 aggregate principal amount of the Company’s 8.45% Senior Secured Notes due 2039 were authenticated and delivered pursuant to the Company Order dated March 20, 2009 and remain outstanding as of the date hereof.

Pursuant to Section 13.01 of the Indenture, the Company, when authorized by Board Resolution, and the Trustee may enter into an indenture supplemental to the Indenture for one or more of the purposes set forth in such Section 13.01 without the consent of the Holders of any of the Notes at the time outstanding, including (a) to make such provision in regard to matters or questions arising under the Indenture as may be necessary or desirable, and not inconsistent with the Indenture or prejudicial to the interests of the Holders in any material respect, for the purpose of supplying any omission, curing any ambiguity, or curing, correcting or supplementing any defective or inconsistent provision or (b) to change any of the provisions of the Indenture provided that such change is applicable only to Notes issued after the effective date of such change.

The Company has directed the Trustee to execute and deliver this First Supplemental Indenture in accordance with the terms of the Indenture.

The amendments herein are (a) to make such provision in regard to matters or questions arising under the Indenture as may be necessary or desirable, and not inconsistent with the Indenture or prejudicial to the interests of the Holders in any material respect, for the purpose of supplying omissions, curing ambiguities, or curing, correcting or supplementing defective or inconsistent provisions or (b) to change a provision of the Indenture provided that such change is applicable only to Notes issued after the effective date of such change. The amendments herein do not require the consent of the Holders of any Notes outstanding on the date hereof.

All acts and requirements necessary to make this First Supplemental Indenture the legal, valid and binding obligation of the Company have been done.

In consideration of the foregoing premises, the parties mutually agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders of the Notes:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. Except as otherwise defined herein, capitalized terms defined in the Indenture are used herein as therein defined.

ARTICLE II

AMENDMENTS TO INDENTURE

Section 2.1 Amendments to Section 6.07(a) of the Indenture. On and after the date hereof, Section 6.07(a) of the Indenture shall be amended (A) by adding the following parenthetical at the end of clause (ii) of such section: “(which Liens may extend to Operating Property acquired, constructed, developed, repaired, altered or improved after such merger, consolidation, sale, lease or disposition if required by the terms of the mortgage, security agreement or other instrument creating such Lien; provided that such Liens may not extend to Operating Property owned by the Company immediately prior to such merger, consolidation, sale, lease or disposition)”; and (B) by adding the following parenthetical after the words “for any such purpose” in clause (iii) of such section: “(including the costs of incurring such Debt)”.

Section 2.2 Amendment to Section 4.03 of the Indenture. On and after the date hereof, Section 4.03 of the Indenture shall be amended by adding the following sentences at the end of such section: “If there are no holders of outstanding First Mortgage Bonds who are eligible to vote or consent with respect to any amendment or modification of the First Mortgage, which, if it were an amendment or modification of this Indenture, would require the consent of Noteholders, the Trustee shall vote the Senior Note First Mortgage Bonds then held by it, or consent with respect thereto, in accordance with the consent, obtained in the manner prescribed in Section 13.02, of the Holders of Notes that would be required for such an amendment or modification of this Indenture. Each initial and future Holder of Notes of every series issued after the date of the First Supplemental Indenture to this Indenture, by its acquisition of an interest in such Notes, irrevocably (a) consents to each of the amendments to the First Mortgage described in Article III of the Supplemental Indenture dated May 15, 2012 to the First Mortgage without any other or further action by any Holder of such Notes, and (b) designates the Trustee, and its successors, as its proxy with irrevocable instructions to vote and deliver written consents on behalf of such Holder in favor of such amendments at any Noteholder meeting or meeting of bondholders, in lieu of any Noteholder meeting or meeting of bondholders, in response to any consent solicitation or otherwise.”

Section 2.3 Receipt by Trustee. In accordance with Section 13.05 of the Indenture, the parties acknowledge that the Trustee has received an Officers’ Certificate and an Opinion of Counsel as conclusive evidence that this First Supplemental Indenture complies with the requirements of Article XIII of the Indenture.

ARTICLE III

MISCELLANEOUS

Section 3.1 Parties. Nothing expressed or mentioned herein is intended or shall be construed to give any Person, other than the Holders and the Trustee, any legal or equitable right, remedy or claim under or in respect of this First Supplemental Indenture or the Indenture or any provision herein or therein contained.

Section 3.2 Governing Law. This First Supplemental Indenture shall be governed by and deemed to be a contract under, and construed in accordance with, the laws of the State of New York, and for all purposes shall be construed in accordance with the laws of said State without regard to conflicts of law principles thereof.

Section 3.3 Ratification of Indenture; First Supplemental Indenture Part of Indenture. Except as expressly supplemented hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions, and provisions thereof shall remain in full force and effect. This First Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby. The Trustee makes no representation or warranty as to the validity or sufficiency of this First Supplemental Indenture.

Section 3.4 Multiple Originals. The parties may sign any number of copies of this First Supplemental Indenture. Each signed copy shall be an original, but all of them shall represent the same agreement.

Section 3.5 Headings. The headings of the Articles and Sections of this First Supplemental Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

Section 3.6 Trustee. The Trustee makes no representations as to the validity or sufficiency of this First Supplemental Indenture. The recitals and statements herein are deemed to be those of the Company and not of the Trustee.

Section 3.7 EACH OF THE COMPANY AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THE INDENTURE, THE NOTES OR THE TRANSACTION CONTEMPLATED HEREBY.

Section 3.8 As between the parties hereto, in no event shall the Trustee be responsible or liable for special, indirect, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

Section 3.9 As between the parties hereto, in no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the date first written above.

Union Electric Company

By:	/s/ Jerre E. Birdsong
Name: Jerre E. Birdsong
Title: Vice President and Treasurer

The Bank of New York Mellon,

as Trustee

By:	/s/ Thomas J. Provenzano
Name: Thomas J. Provenzano
Title: Vice President

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